Exhibit 99.2

Conference Call Transcript

May 10, 2006

2:00 p.m. Pacific Time

Operator:	Good afternoon. My name is Malika and I will be your conference operator today. At this time I would like to welcome everyone to the Autobytel First Quarter 2006 Earnings Release conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press Star then the number 1 on your telephone keypad. Thank you.

Ms. Klein, you may begin your conference.

Jennifer Klein:	Thank you Malika and welcome to everyone on the line. Before we start the call today I’d like to make some comments on forward-looking statements. Today’s conference call including the question and answer period, projections or other forward-looking statements regarding future events and the future financial performance of the company are all covered by the Safe Harbor statement contained in our public filings.

We would like to caution you that actual events or results may differ materially from those forward-looking statements. We refer you to the documents the company has filed with the SEC, including the Form 10-Q for the quarter ended March 31, 2006. These documents identify the principal factors that could cause results to differ materially from those forward-looking statements.

With that I’d like to turn the call over to Autobytel’s CEO Jim Riesenbach. Jim?

Jim Riesenbach:	Thanks Jennifer and welcome to Autobytel’s First Quarter 2006 Earnings conference call. As most of you know I joined Autobytel as CEO at the end of March. The past six weeks have been an educational and exciting experience for me and quite frankly have validated my rationale for joining the company. Today I’m looking forward to sharing some of my views about the future of Autobytel, both the opportunities and some of the challenges that we’ll face in the months ahead.

I’ve joined Autobytel with what I think are highly relevant experiences to the business situation at hand. At both Comcast and at AOL I led innovation, development, and market roll outs of countless media based products targeted toward both consumers and businesses. And I’ve led periods of dramatic growth in a number of advertising and media properties, an area where I plan to focus significant energies and attention at Autobytel.

And most recently as head of AOL’s search and directories businesses, I’ve recognized a need for and built world-class analytics and optimization capabilities, areas that are critical to creating sustainable revenue and margin growth in today’s Internet based businesses.

Each of these areas of my experience will be central to the work needed to deliver upon the promise this company has going forward. So we’ll begin today’s call with a review of the financials by Mike Schmidt. Then following Mike’s comments I’ll discuss the quarter and the business going forward and we’ll conclude the call with a question and answer session. Now I’ll turn the call over to Mike for a review of the financials. Mike?

Mike Schmidt:	Thank you Jim. Revenue for the first quarter of 2006 totaled $29.1 million, a sequential decline of $900,000 or 3% from the fourth quarter of 2005 and a decrease of $4.3 million or 13% from the first quarter of 2005. Our revenue mix for the first quarter of 2006 was 62% leads, 22% CRM, 13% advertising, and 3%

data, applications, and other revenue. For comparison our revenue mix for the fourth quarter of 2005 was 59% leads, 21% CRM, 17% advertising, and 3% data, applications, and other revenue.

Revenue from lead fees for the first quarter of 2006 totaled approximately $18 million representing an increase of 2% from lead fee revenue in the fourth quarter of 2005 and a decline of 17% from the first quarter of 2005. This is the first sequential increase that we have seen in lead revenue since the first quarter of 2005. Average revenue per lead which [ex]cludes finance leads in the first quarter of 2006 was $17.61 compared to $19.22 and $18.67 for the fourth quarter and first quarter of 2005, respectively.

The decline in average revenue per lead we experienced in the first quarter of 2006 is partially attributable to an increase in the number of purchase requests per dealer that we delivered to dealers on our flat fee pricing program primarily being dealers on our used car program. Approximately 50% of retail dealers in our network are on a flat fee contract. This means that they pay us a flat fee every month regardless of the number of leads delivered. When we are able to supply more leads to these dealers the average revenue per purchase request for those dealers will decline.

In the first quarter of 2006 we delivered approximately 900,000 purchase requests compared to one million purchase requests in the first quarter of 200[5]. Approximately 500,000 purchase requests were delivered to retail dealers and 400,000 were delivered to enterprise dealers in the first quarter of 2006.

We delivered approximately 100,000 more purchase requests in the first quarter of 2006 than we did in the fourth quarter of 2005. Additionally we delivered approximately 200,000 finance requests in the first quarter of 2006. The average revenue per finance lead in the first quarter was $13.38 as compared to $13.20 and $11.72 for the fourth and first quarter of 2005, respectively.

Our lead referral dealer relationships, representing domestic and imported makes of vehicles and light trucks sold in the United States, -- as of March 31, 2006 we had approximately 5,560 retail dealer relationships, 760 enterprise dealer relationships with major dealer groups, and 9 direct relationships encompassing 19 brands with automotive manufacturers or their automotive buying services which represented up to an additional 20,000 enterprise dealer relationships. As of March 31, 2006 approximately 690 retail dealers had one - had more than one retail lead referral relationship with us.

Our finance lead business grew in terms of dealers, leads delivered, and average revenue per finance lead. As of March 31, 2005 we had 350 - 2006, we had 350 retail finance lead customers, an increase of 15% from one year ago. We delivered 185,000 finance leads in the first quarter of 2006 with an average revenue per lead of $13.38.

Advertising revenue was approximately $3.8 million in the first quarter of 2006, a decline of 26% from the previous quarter and 21% from the first quarter of 2005. Advertising page views in the first quarter of 2006 were approximately 119 million compared to 110 million and 99 million for the first and fourth quarters of 2005, respectively.

CPM per ad page views for the first quarter of 2006 was $28.02. This compares to a CPM per ad page views of $42.01 and $36.41 for the fourth and first quarters of 2005, respectively.

Revenue from CRM services for the first quarter was approximately $6.3 million, a sequential increase of 3% and a year to year improvement of 10%. CRM growth came from both the RPM and Web Control products where we also grew the number of customers for each division.

Both Web Control and RPM grew the customer count in the first quarter. RPM increased in the number of customers from approximately 750 at March 31, 2005 to approximately 870 at March 31, 2006. And Web Control increased the number of customers from approximately 2,870 at March 31, 2005 to approximately 3,020 at March 31, 2006.

Revenues from data, applications, and other revenues for the first quarter of 2006 was approximately $1 million, a sequential decrease of 7% and a year to year decline of 18%.

Now on to costs -- the first quarter of 2006 is the first quarter that we have reported the effect of expensing stock options under FAS 123R. The company recorded $1.3 million of stock based compensation expense which is now included in costs and expenses in the consolidated statement of operations for the three months ended March 31, 2006. Cost of revenues which includes traffic acquisition costs, or TAC, for the first quarter of 2006, totaled $14.8 million.

As a percentage of revenues, cost of revenues was 51%. This compares to 45% in the fourth quarter and 40% in the first quarter of 2005. Cost of revenues increased from the fourth quarter of 2005 primarily as a result of an increase in search engine marketing campaigns that were implemented to increase direct to site traffic and purchase requests.

Sales and marketing expense includes costs for developing our brand equity and personnel and other costs associated with dealer sales, CRM sales, web site advertising sales, and dealer training and support. Sales and marketing expense was $7.5 million or 26% of total revenue in the first quarter of 2006 compared to $6.1 million and $8.1 million for the fourth and first quarter of 2005, respectively.

Sequentially, sales and marketing expense increased by $1.4 million. This increase was driven by costs incurred from our attendance at the National Auto

Dealer’s Association annual trade show of $500,000; stock based compensation costs of $300,000; higher salary and wage costs excluding stock based compensation of $300,000; and higher salary related costs of $300,000. Salary related costs consist of the company’s costs for payroll taxes, 401(k) match, and medical benefits.

First quarter 2006 product and technology development expense was $5.6 million or 19% of revenues. This compares to $5.1 million and $6.1 million for the fourth and first quarter of 2005, respectively. Sequentially, product and technology development expense increased by approximately $600,000 driven primarily by stock based compensation costs of $200,000 and higher salary related costs of $200,000.

General and administrative expense was $9.7 million. This compares to $6.7 million and $8.3 million for the fourth and first quarter of 2005, respectively. Sequentially, general and administrative expense increased by $3 million. The increase was primarily due to higher professional fees for accounting and tax of $1.4 million; stock based compensation costs of $700,000; higher legal costs of $500,000 primarily for defending our patent; and severance costs of $200,000.

The net loss for the first quarter of 2006 was $8.5 million or 20 cents per fully diluted share. As of March 31, 2006, the company had $43.8 million in domestic cash, cash equivalents, and short term investments. Days sales outstanding or DSO was 62 days during the first quarter of 2006, unchanged from the fourth quarter of 2005.

Before I turn the call back over to Jim, let me build a bridge between the company’s results for the first quarter of 2006 compared to the fourth quarter of 2005. For the fourth quarter of 2005 the company reported net income of approximately $100,000 which included the realization of a $1.6 million foreign exchange gain due to the dissolution of Autobytel Europe.

With regards to costs in the first quarter of 2006, there are additional costs from stock based compensation costs due to the adoption of FAS 123R, increased costs due to timing, higher legal costs for enforcement of our patent as well as additional severance costs.

With regards to stock based compensation the company incurred an additional $1.3 million of costs when compared to the fourth quarter of 2005. In addition, costs for professional accounting and tax fees increased $1.4 million as the company went through its year end audit and the filing of its 10-K annual report.

As many of you know, the company maintains a presence at the National Automobile Dealership Association or NADA convention which normally takes place in the first quarter of each year. 2006 was no different and the company incurred approximately $500,000 of costs related to the NADA convention.

Finally, the company spent an additional $500,000 in the first quarter of 2006 for legal costs enforcing its patent as well as some additional severance costs. The aforementioned costs resulted in approximately a $3.7 million increase in costs in quarter one 2006 when compared to quarter four 2005.

As previously described in my remarks, advertising revenue was $1.3 million lower in quarter one 2006 when compared to the fourth quarter of 2005. Cost of revenues were $1.4 million higher in quarter one versus the fourth quarter of 2005 primarily driven by higher spending on traffic acquisition costs. Jim will provide more color around these two items in his remarks. Now I will turn the call back over to Jim. Jim?

Jim Riesenbach:	Thanks Mike. I’m going to go into a bit more detail on the first quarter before I talk about some of my observations from the past month and the next steps ahead for Autobytel.

During the first quarter the company experienced a series of challenging circumstances that affected advertising revenue and operating expenses, particularly the TAC component of cost of revenues. The company’s prime directive over the past six to eight months was to reduce churn in our dealer base by improving the key component of dealer retention, lead quality.

Now, we know that the leads that come from direct to site traffic are generally of a significantly higher quality than those generated from many of our affiliates. So in the first quarter to drive improved quality in our leads, our search engine marketing team was given the mandate to increase the direct to site traffic using keyword bidding.

Although this process drove up traffic acquisition costs we saw an improvement in closing ratios, an increase in the number of leads generated, and an improvement in retail dealer churn. So we’re seeing a number of encouraging signs in the business.

Let’s talk about advertising. As we know the automotive online advertising in general is on the increase as automotive manufacturers continue to migrate their marketing spend away from traditional media and onto the Internet. However in the first quarter we saw a decline in both advertising revenue and CPM, which were impacted by several factors.

First, a number of our advertising deals came in later than expected because several of our OEM customers did not launch their programs until the latter part of the quarter. Second, our CPMs declined as we increased our search engine marketing initiatives due to the increased number of page views. Essentially available inventory increased at a time that we didn’t have sufficient demand from advertisers in place.

Ultimately my take on this is that it speaks to Autobytel’s needs to create significantly improved capabilities for analyzing and understanding the way our individual business units impact each other as well as the opportunities for capturing synergies between each of our products. This certainly includes optimization enhancements to our search marketing program known as Black Condor.

Since I’m talking about opportunities this would be a good time to get into where I see Autobytel going forward. Autobytel has an 11 year history of being a leader and innovator in the automotive Internet.

The company’s original mandate was to create an Internet based marketplace to effectively and efficiently bring together consumers and auto dealerships while creating added value for each. This was accomplished through creating the most robust online buying experience for consumers and the most extensive set of marketing and customer management tools for dealers.

Over the years, Autobytel developed a network of web sites to provide in-depth, accurate, and objective automotive information to consumers. At the same time the team here has built what we believe is the largest network of dealer and auto manufacturer relationships in the business, which is one of Autobytel’s key assets. Autobytel has a lot to be proud of and I believe our assets place us in a strong position to again become the number one player in our space and to recapture what I believe is this company’s legacy.

The challenges that faced the company over the past two years impacted the results of the first quarter. That was the past. It’s now my job to focus on the future. So I’m going to outline three key priorities for the remainder of 2006 and then I’ll elaborate on each of them.

First, we will move to a more media centric business model to significantly expand direct to site traffic, advertising, and high quality leads. Second, we will focus on providing best of class media and marketing services for our dealer and manufacturer customers. And third, we will take actions to capture the synergies and the integration opportunities between our business units to create enhanced value for our customers as well as operating efficiencies.

So again, first and foremost we’re going to transition the company toward a more media centric business model. So what does this mean for the company right now? It means that we’re going to work aggressively to innovate and reinvigorate our consumer facing offerings with the objective of growing both our lead base and our advertising revenues. As a true media model is deployed I expect that advertising will increase as a percentage of our total revenues helping us to diversify our revenue stream.

Our major constraint on advertising growth today is the availability of predictable and sustainable advertising inventory. As we reinvigorate our web offering, I expect that we will see growth in ad page views and advertising revenue ultimately driving advertising up as a percentage of total revenues. This process will take some time so it’s unlikely to have a significant impact in 2006.

The auto industry is the largest advertiser in the world. In the U.S. alone the industry spent more than $17 billion in the first 11 months of 2005. And a recently published e-marketer report expects automotive online ad spending will grow from $1.4 billion in 2005 to $2.67 billion in 2007.

In order to capture this growth we must reinvigorate our consumer facing offerings and reclaim our position as one of the top automotive sites on the web. Quite frankly this has not been a focus of the company in recent years and in my opinion our consumer products have suffered as a result. Despite this though we have a strong foundation in place. We have world-class data capabilities through our AIC division; extensive original content; video assets; comparator tools; podcasts and much more.

But I know from my experience at AOL, there’s more we can do and plan to do to achieve our goal of creating the best auto buying and selling experiences for consumers on the web.

While I’ve been on the job for a little more than a month, I believe there are a number of specific areas that will come together to create this outcome. We’re undergoing a comprehensive evaluation of our brands to rationalize their respective positions in the marketplace.

At the same time I believe there are a number of unique opportunities in the market to create significant and differentiated value for consumers through innovation in areas such as search, local, community and blogs, video and podcasts, targeted market products, and more. This innovation will be accompanied by appropriate marketing initiatives to encourage trial and word of mouth among consumers.

Additionally we are already working aggressively to become more efficient and analytical in our search engine marketing efforts and expect continued improvement on this front. And absolutely everything we do to create value and innovation for consumers should have a direct and valuable impact on our dealer and OEM customers which in turn increases the consumer value so it’s ultimately a virtuous circle — one which I believe we can help redefine.

At the same time that we’ll be enriching our consumer products, our second priority is to provide best of class media and marketing services for our dealer and manufacturer customers. A major part of this focus is to grow our dealer base through improved lead quality, conversion, and ROI for our dealers.

Autobytel must stay true to its original mission of helping dealers generate the most efficient return on their marketing dollars. We must continue to relentlessly improve quality in the lead business.

I believe we need to increase our focus on the number of dealers and not the gross volume of leads delivered. And we need to explore evolving models around lead delivery and pricing that will provide the optimal experiences for both consumers and dealers. I believe there is tremendous opportunity for innovation in this area as well and you can expect more to come in the months ahead.

According to Ward’s e-Dealer 100 Report that came out in April, 82% of the top 100 e-dealers in the nation use or subscribe to Autobytel’s products or programs. Last week I was out in the field meeting with a number of our sales reps, dealers, and manufacturers. These meetings and the feedback that I received reinforced my belief that Autobytel must focus on delivering innovative products that help dealers sell more cars at a better ROI — and I see many opportunities in this area.

As an example, dealers for the most part are just beginning to get acquainted with the concept of local search. I think that this is just one of the areas where we have an opportunity to drive more value for our dealers while creating new revenue streams to leverage our extensive dealer network and relationships.

As I previously mentioned, our focus on growing the dealer base is important as that becomes a key path to introducing new products and revenue streams for the company.

At the same time that we’re improving the value proposition for both consumers and dealers, our third priority is to capture the synergies and the integration opportunities between our business units to create enhanced value for our customers as well as operating efficiencies.

I believe there is an immediate need for improved sales and opportunity for improved sales and technology efficiencies. We need to explore in how we can create value added components by integrating our existing products and services such as our CRM offerings.

You’ve probably heard a common theme through my talk about our 2006 priorities — the theme of innovation. Dealers and consumers are waiting for new world-class products and experiences to help with each side of the car buying equation. I believe that those who innovate and deliver ever increasing value to all their customers win in the marketplace. I am committed to testing a number of new ideas and programs to reestablish Autobytel’s place as an innovative market leader.

Along these lines, as we transition the company toward a more media centric model, I plan to enhance the company with management talent and operating leadership in several key areas including marketing, finance, business development, and web site management. At the same time we must tightly control our costs in order to allow for investment in the areas and innovation that we believe will drive sustainable growth and returns for our shareholders.

I have already begun a rigorous review of the costs of each of our business units. While I don’t expect that our expenses on an absolute basis will decrease, I do believe that we can do a much better job of generating an improved return on invested capital. There are I believe many opportunities to improve the leverage in our business.

On the topic of Sarbanes-Oxley, what it comes down to is that we must make Sox compliance with tight controlled analytics and processes a way of doing business. The enhanced discipline and automation that are by-products of Sox compliance are actually good things for a business like ours. It is critical that we utilize these capabilities to allow us to move swiftly in this dynamic and competitive marketplace.

Along with that I want to stress my continued commitment to work towards improved transparency and predictability to our investors going forward. Ultimately the plans that I’m putting in place are about creating shareholder value and I believe it is fundamentally important that we be as transparent as we can possibly be in that process.

We issued a press release on May 1 announcing that Mike will be transitioning out of the CFO role. We have retained Heidrick & Struggles to help us with our search. Mike is planning to stay on until a new CFO is found in order to assist with the transition. I’d like to take a quick moment to thank Mike for his hard work and his dedication.

So as you can tell, my first six weeks on the job have been educational and they have also been invigorating and productive. I’m more enthusiastic than ever about the opportunity for Autobytel.

The types of changes that I’ve outlined must be strategic and thoughtful and quite frankly will require a bit of patience. I will be back with more details in the months ahead as these plans evolve. I’m looking forward to leading the charge in creating shareholder value as we transform this company. Operator, with that I’d like to open up the call to questions.

Jennifer Klein:	Operator?

Operator:	At this time I would like to remind everyone, in order to ask a question please press Star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Krista Quarels with Thomas Weisel Partners.

Krista Quarels:	Hi, a couple of questions. First, I was wondering if you could quantify the delayed ad spending. I mean, it looks like your pages grew - page views grew around 20% which is not too dissimilar from I guess, you know, the prior couple of quarters in terms of increase. So I was just wondering sort of what the delay was and then, you know, why you had trouble monetizing that increase?

And then as we look at the SEM costs, I guess how should we think about those in terms of the return? It sounds like, you know, you had some, you know, increased movement toward the site but obviously, you know, the, you know, overall costs — pardon me, I’m at the airport — but the overall costs seem to be much, much greater in terms of the revenue that came in. And I was just wondering how we should think about that in the next couple of quarters as you sort of optimize that business. Thanks.

Mike Schmidt:	Hey Krista, it’s Mike Schmidt.

Krista Quarels:	Hi.

Mike Schmidt:	For the ad spending itself, I mean, I think, you know, with regards to going forward I think we would hope to see advertising return to a more normal rate than it was in Q1. I mean, the delay was across a number of OEMs so it wasn’t just related to one.

On the SEM side, I mean, I think as you point out as a percentage of revenues, you know, we’re at 51% versus 45% in the fourth quarter and 40% in Q1 of last year. And again I think, you know, as we pointed out in the remarks, you know, there is a directive to spend - to aim more at SEM and I think we’ll look at that going forward to see if we can do that more efficiently. I mean, obviously take that from 51% down to probably a more historical rate going forward.

Krista Quarels:	And how many quarters would that take for you to get there? Hello?

Mike Schmidt:	I mean, I think - well it will all - as we look at the effort and we work on getting more efficient with the Black Condor, I mean, I think we’re not giving a specific timeline at the moment but I think, you know, obviously just the goal is to get it closer to where it was.

Jim Riesenbach:	Krista, this is Jim.

Krista Quarels:	Hey.

Jim Riesenbach:	How are you? The SEM costs, basically what I said is that we were able to capitalize on the opportunities that it created in the lead generation space and we created a lot of leads and it helped with the growth of the lead business. We did not have as much optimization in place in order to capture the concurrent opportunities in advertising. And I think that those are systems that I’m working to put in place right now.

We’re looking at a number of opportunities to optimize our buying behavior and then to make sure that anytime that we’re buying SEMs we’re able to capture the revenue opportunities that apply to every one of our businesses.

And that’s kind of the approach that we’re - when I talked about our third priority being the synergies and capturing those integration opportunities, we’re going to make sure that when we do something for one business, if it can have an impact on the other that we’re able and prepared to capture that.

Krista Quarels:	Okay and then just finally, in terms of the longer range vision that you have, you know, can you just discuss the personnel that you have in place, whether or not, you know, you would need some sort of, you know, go out and acquire additional personnel that have the capability set that you have or is it, you know, about this sort of reorienting the people that you already have internally to basically drive the new vision that you have?

Jim Riesenbach:	Well Krista, the answer to that is it’s a mixture. The reality is that we have a great and highly talented team at Autobytel and I’ve been very impressed and energized by the opportunity to work with so many talented and creative people. At the same time the experience base that has been within this company has been focused primarily on the skills of building the dealer network and the OEM network which is absolutely critical to our business.

I think that there has been less focus over the past couple of years on creating compelling consumer facing experiences and understanding how to create around the insights of - how consumer behavior is shifting.

So I expect that some of the focus that I’ll be bringing in, that I expect to bring in additional leadership and talent enhancements are in marketing and in web site product development as well as we said with Mike’s transition on the CFO side. We certainly have an opportunity there.

Krista Quarels:	Thank you.

Operator:	As a reminder, please press Star 1 on your telephone keypad to ask a question. Your next question comes from Peter Schleider with Peninsula Capital.

Peter Schleider:	Yeah I’m wondering on the lead generation side of the business, how long you’ve been doing the flat, you know, flat pricing, flat rate pricing and what do you expect that trend to do over the next couple of quarters?

Mike Schmidt:	Yeah, the company has been doing flat pricing for many years and has always done so.

Jim Riesenbach:	Peter, as far as the overall direction, we’re taking a look at all of our pricing models in everything that we do. In some states we have some constraints that cause us to be locked into some flat pricing models. But I believe that in some ways that model has a lot of value in that we are able to basically demonstrate on an ongoing basis the value that we’re delivering to those dealerships.

And so I’m going to be exploring a number of models but we’re going to be going out - as I said last week I was out listening to dealers. I’m going to be doing quite a bit more of that. And all of it is going to be figuring out how do we deliver better long-term value to dealers.

And as we’re trying to grow our dealer base if flat fee pricing is going to be the way that we can grow that and then use that as a launching pad for new revenue streams, we’ll do that. If there is other ways to price more effectively then we’ll do that.

Peter Schleider:	And where do you stand with the whole Black Condor project in terms of increasing the relevance and getting better search results?

Jim Riesenbach:	Well I think that there’s a number of things that we’re doing right now. As I said, this is an area that I come in with a base of experience. I think that there was admirable work done here in creating Black Condor.

I also think that there is many opportunities to begin to improve upon that both on the organic side in getting our products placed into search engines organically as well as to more effectively buy the terms out in the marketplace and to optimize those terms so that we’re able to look term by term at the ROI that generates and not only for the leads but for advertising.

So there’s a lot of work underway and some of it is being driven directly by me and some is being driven from people that I have some experience with and that I trust.

Peter Schleider:	Great, thank you.

Operator:	At this time there are no further questions. Mr. Riesenbach, are there any closing remarks?

Jim Riesenbach:	I want to thank everybody and again, we look forward to talking more in the months ahead. Thank you.

Operator:	This concludes today’s Autobytel First Quarter 2006 Earnings conference call. You may now disconnect.

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